Exhibit 10.1

UNITED STATES DISTRICT COURT

DISTRICT OF KANSAS

THE BANK OF NEW YORK	)
MELLON, as Trustee,	)
)
Plaintiff,	)
v.	)
	)	Case No. 08CV02424 JWL DJW
ALERITAS CAPITAL CORPORATION,	)
a Delaware corporation,	)
BROOKE CAPITAL CORPORATION,	)
a Kansas corporation,	)
BROOKE CORPORATION,	)
a Kansas corporation,	)
BROOKE CAPITAL ADVISORS, INC.,	)
a Kansas corporation,	)
BROOKE AGENCY SERVICES	)
COMPANY LLC,	)
a Delaware limited liability company, and	)
ROBERT D. ORR	)

Defendants.	)

CONSENT ORDER APPOINTING A SPECIAL MASTER

WHEREAS, on, September 11, 2008 Plaintiff The Bank of New York Mellon, as Trustee (“BNY”), filed its Emergency Motion for the Appointment of a Receiver pursuant to 28 U.S.C. §§ 754 and 959 and Federal Rule of Civil Procedure 66; and

WHEREAS, on September 15, 2008, Defendants Aleritas Capital Corp. (“Aleritas”), Brooke Capital Corporation (“Brooke Capital”), Brooke Corporation (“Brooke Corp.”), Brooke Capital Advisors, Inc., Brookes Agency Services Company LLC (“BASC”) and Robert Orr (the “Defendants”) filed their Motion for Appointment of a Special Master and Opposition to Plaintiff’s Motion for Appointment of a Receiver pursuant to Federal Rule of Civil Procedure 53; and

WHEREAS, the parties had notice and an opportunity to be heard at the hearing held on September 16, 2008 at 11:00 a.m. in Room 427 of this courthouse; and

WHEREAS, the parties have consented to the terms of the following Consent Order;

The Court hereby ORDERS as follows:

1. Pursuant to Federal Rule of Civil Procedure 53 (a)(1)(A) and this Court’s inherent authority, the Court hereby appoints Albert A. Riederer as Special Master (the “Special Master”) to proceed with all reasonable diligence to carry out the duties specified herein. The Court finds that appointing the Special Master according to the agreed-upon terms specified herein protects against the potential for unreasonable expense and delay in connection with this action and is a fair and efficient course of action.

2. Over the past several years, the Defendants sponsored a number of securitizations (each a “Securitization”) pursuant to which it caused to be created special purpose, bankruptcy remote limited liability companies (each a “Securitization Company”) to which it sold various Loans described below in exchange for cash. The term “Securitization Documents” includes all documents, including, without limitation, all Credit Agreements, Indentures, Security Agreements, Pledge Agreements, Servicing Agreements, and all amendments thereto and restatements thereof, setting forth the terms of the Securitizations.

3. Brooke Capital, Brooke Corp. and Brooke Capital Advisors, Inc. are defined herein as the “Special Master Entities.” The “Special Master Estate”, for purposes of this Order, is defined to include (a) all monies, and all accounts into which monies have been or may hereafter be deposited or invested, of any of the Special Master Entities or their subsidiaries; (b) all contract rights of the Special Master Entities and their subsidiaries related in any way to (i) loans and related assets sold in any of the Securitizations (the “Securitized Loans”); (ii) loans and related assets of Aleritas or any of the Special Master Entities or their subsidiaries made to the borrowers on the Securitized Loans, whether owned by Aleritas or a Special Master Entity, participated to other lenders, subject to any lien or security interest of any third party, or otherwise (the “Related Loans”); (iii) all franchise and other agreements with any of the borrowers (the “Borrower-Franchisees”) on any of the Securitized Loans or Related Loans; and (iv) all contracts with insurance companies under which any of the Borrower-Franchisees may have or may hereafter write policies of insurance for customers; (c) all written or electronic records maintained by or for the Special Master Entities or their subsidiaries relating to the foregoing (together with related software, licenses and systems); and (d) to the extent required to carry out the purposes of this Order, all other real and personal property of the Special Master Entities and their subsidiaries.

4. It is understood and agreed notwithstanding anything to the contrary herein, that in the case of each of the bankruptcy remote companies created in connection with the Securitizations, including, without limitation, each Securitization Company and BASC, the Special Master must recognize the terms of the documentation for the Securitizations, which, among other things, provide that the assets of such companies are not to be available to the other creditors of the Special Master Entities. The exercise of duties, rights and remedies by the Noteholders and the Bank of New York Mellon as Indenture Trustee in respect of the Indenture for each Securitization Company and as Master Agent Trustee in respect of the various trust accounts established in connection with the Securitizations may not be interfered with by the Special Master Entities or the Special Master for the Special Master Entities.

5. No person holding or claiming any position of any sort with the Special Master Entities or their subsidiaries shall possess any authority to act by or on behalf of the Special Master Estate, except as authorized by the Special Master. All persons, including but not limited to the Special Master Entities, Aleritas, BASC and Robert Orr, and their officers, agents, servants, employees, attorneys, subsidiaries, affiliates, and all persons in active concert or participation with them, who receive notice of this Order by personal service or otherwise, are enjoined from in any way interfering with the operation of the Special Master or in any way disturbing or disposing of the assets of Special Master Estate. This Consent Order shall not modify, impair, or eliminate any rights granted to any party, or any agent or trustee for any such party, under the Securitization Documents, including, without limitation, any grant of a security interest. The Special Master will act on behalf of the Special Master Entities and their subsidiaries to implement the terms of the Securitization Documents.

6. The Special Master shall have and possess the following powers and rights to administer and manage the Special Master Estate in a commercially reasonable manner, including, but not limited to the power and authority:

A.	to take custody, control and possession of all records, assets, funds, bank accounts, brokerage accounts, premises and other materials of any kind in the possession of or under the direct or indirect control of the Special Master Entities related to the Special Master Estate, and to direct the application thereof as set forth in the agreements of the Special Master Entities and their subsidiaries governing the same (including, without limitation, the agreements governing the Securitizations);

B.	to manage, control, operate and maintain the Special Master Estate;

C.	to have the governance of the Special Master Entities and conduct the business operations of the Special Master Entities to implement the purpose of this Order, and to maintain the ordinary course of business of the Special Master Entities including the continuation and termination of any contract, employment arrangement and all other aspects of any active business operation:

D.	to contact and negotiate in the ordinary course of business with any creditors or contract counterparties of the Special Master Entities or their subsidiaries for the purpose of compromising or settling any claim included in the Special Master Estate, but excluding any claims or counterclaims among the parties to this case or otherwise involving the Securitizations;

E.	to open or close bank accounts or other depository accounts, in the name of the Special Master Entities or their subsidiaries (subject to the terms of the Securitizations) on behalf of the Special Master Estate;

F.	to exercise, in a manner consistent with the documentation for the Securitization in question (including, without limitation, the limitations on the activities of each bankruptcy remote entity involved therein set forth in the limited liability company agreement of such bankruptcy remote entity), any rights the Special Master Entities may have as the holder of any membership interest in the bankruptcy remote entities created in respect of such securitization, including the right to appoint officers and directors of such bankruptcy remote entity, and for avoidance of doubt, the Special Master shall assure that there is at all times one Independent Director (as such term is used in the limited liability company agreement of such bankruptcy remote entity) of such bankruptcy remote entity as required by the limited liability company agreement of such bankruptcy remote entity;

G.	to enter into an agreement with TBS and TBSIA, as consultants to the Special Master, to allow the operations conducted by the Master Agent Servicer to be transferred to TBSIA or other consultants approved by the Special Master in an orderly manner and implement a restructuring of the premium and commission collection and payment process;

H.	to make payment from funds of the Special Master Entities of all premiums due insurance companies, and of all net commissions due franchise agents;

I.	to take control of all franchisee receipts of premiums and commissions and make timely payment of all premiums to insurance companies and of all net commissions to franchise agents after setting aside loan payments due under the Securitized Loans and Related Loans and transferring those funds in accordance with the governing agreements;

J.	to exclusively authorize on behalf of the Special Master Entities or their subsidiaries the distribution of funds from collection accounts as provided under the waterfall provisions of the Securitization Documents; and

K.	to take such other action as may be approved by this Court.

7. None of the Special Master Entities or their subsidiaries shall file a voluntary petition under Title 11 of the United States Code (the “Bankruptcy Code”) or seek relief under similar state law without the approval of the Special Master. The Special Master shall not file a voluntary petition under Title 11 of the Bankruptcy Code or seek relief under similar state law with respect to any

Special Master Entity or subsidiary without the approval of its Board of Directors. To implement this paragraph 7, the Special Master shall be appointed as a special director of each of the Special Master Entities and their subsidiaries (other than the Companies and BASC), and the organizational documents thereof shall be amended to require the approval of the special director prior to the filing of any voluntary petition under the Bankruptcy Code or seeking relief under similar estate law. The special director shall otherwise have no vote on matters before the board.

8. (a) Aleritas will exercise its best efforts to appoint two or more new independent directors on or about October 15, 2008, who must be approved by the Special Master. If Aleritas is unable to appoint two or more new independent directors on or before October 15, 2008, the Special Master may appoint two or more new independent directors.

(b) Brooke Corp. Brooke Capital and Aleritas will exercise their best efforts at all times to maintain on their respective boards a majority of independent directors, as independence is defined under rules of the exchanges on which each company’s securities are listed or under SEC rules, as applicable. In the event of a failure for forty-five (45) days of the Board to name a new or replacement independent director necessary to maintain a majority of independent directors, the Special Master shall make such appointment. During such time, no action of the Board of Directors shall be approved without the affirmative action of a majority of the full number of members of the Board of Directors.

(c) An executive committee of the board of directors of Brooke Capital consisting of its independent members will, beginning on the date hereof, launch a search for a permanent CEO, who will be selected and appointed by the board of directors on or prior to November 15, 2008.

9. All persons, including but not limited to the Defendants and their officers, agents, servants, employees, attorneys, and all other persons in active concert or participation with them, who receive notice of this Order, shall cooperate with the Special Master and the other professionals working with him in the administration of the Special Master Estate.

10. The Special Master is authorized to communicate with all such persons as he deems appropriate to inform them of the status of this matter and the financial condition of the Special Master Estate. The Special Master is also hereby authorized to employ such employees, accountants, consultants, attorneys and other professionals, including employees of his own professional firm, as are necessary and proper for the administration of the Special Master Estate and the performance of his duties as set forth herein.

11. The Special Master, including any of his agents, may not communicate ex parte with the Judge of the Court. Ex parte communications with the parties by the Special Master or his agents will be permitted in connection with the operation and management of the Special Master Entities and the Special Master Estate. The Special Master shall retain copies of any written communications with the parties or the Court, as well as final copies of any reports to the Court pursuant to this Order. Such documents shall represent the record of the Special Master’s activities, which shall be submitted to the Court and filed within thirty days after completion of his duties and his release as Special Master.

12. The Special Master shall at periods no less frequently than monthly, report to the Court concerning the operation and management of the Special Master Entities. The Special Master shall investigate the claims and other matters raised by the parties to this action and shall make a report to this Court of his findings and conclusions reached in connection with this appointment. The

Special Master shall (a) work with the Special Master Entities to detail the collateral protection fees and related costs and expenses that the Special Master Entities claim; (b) facilitate resolution of such claims with the Plaintiff and other parties against which such claims are made in accordance with the governing agreements; and (c) report to the Court on any such claims not resolved between the parties. The Special Master shall facilitate the exchange of information between the parties and attempt to facilitate a resolution among the parties to this case.

13. The Special Master shall seek and obtain the approval of this Court prior to disbursement of professional fees and expenses to himself, his firm or his counsel, by presentation of a written application therefor. Upon notice to all parties in this case, the Special Master may submit a proposed order regarding an administrative process for the approval and payment of professional fees and expenses, consistent with Federal Rules of Civil Procedure 53(g) and this paragraph.

14. Upon the request of the Special Master, the United States Marshals Office, in any judicial district, is hereby ordered to assist the Special Master in carrying out his duties to take possession, custody or control of, or identify the location of, any assets, records, or other materials belonging to the Special Master Estate.

15. The Special Master is authorized to remove any person from any premises or real estate that is owned or controlled by one of the Special Master Entities or that is otherwise part of the Special Master Estate.

16. The Special Master shall promptly notify the Court of any failure or apparent failure of any party to comply in any way with the terms of this Order.

17. Except for an act of gross negligence or intentional misconduct, the Special Master and all persons engaged or employed by him shall not be liable for any loss or damage incurred by any person or entity by reason of any act performed or omitted to be performed by the Special Master or those engaged or employed by him in connection with the discharge of their duties and responsibilities in connection with the business and operations of the Special Master Entities.

18. The reasonable fees, costs and expenses of the Special Master (including, without limitation, costs and expenses for counsel and financial consultants) in carrying out the terms of this Order shall be paid on an interim basis as follows:

(a)	50% by the Special Master Entities; and

(b)	50% by the Securitization Companies and other lenders as the lenders may agree.

“Fifth Third” and “HVB” (as defined in the Complaint) have agreed to vote their interests to provide that the Securitization Companies’ share of the Special Master’s fees, costs and expenses will be paid under the agreement governing the Securitizations as provided in this Order. Such fees, costs and expenses may be assessed as costs at the conclusion of this case.

19. The parties each agree that the Special Master is a “disinterested person” as that term is defined under Title 11 of the United States Code.

20. The Special Master will work with the chief executive officer and the chief financial officer of each Special Master Entities in the preparation of financial information required by applicable securities law. Responsibility for such reports shall remain with the management of the Special Master Entities.

21. The Special Master shall, during the pendency of this action, have the right to apply to this Court for further instructions or directions.

22. Kutak Rock LLP (“Kutak”), counsel for Defendants in this instant litigation, shall issue its invoices for fees and expenses incurred on behalf of any Defendants to the Special Master by electronic transmission or hard copy delivery on a daily basis. Within five business days of receipt of each such daily invoice, the Special Master shall review the invoice and, if the invoice is in conformance with the current standard hourly rate agreement in effect between Kutak and Defendants, direct prompt payment thereof.

23. Except as expressly stated herein, nothing in this Order shall be construed to impair, limit, or constrain the Special Master’s powers under any Federal Rule of Civil Procedure, any statute of the United States or any decisional authority construing the powers of or procedural mechanisms available to Special Masters.

24. This Order will remain in effect until modified by further order of this Court. Dated this 17 th day of September, 2008

/s/ John W. Sungstrum
UNITED STATES DISTRICT JUDGE

Proposed Order submitted by

SPENCER FANE BRITT & BROWN, LLP

By:	/s/ J. Nick Badgerow
J. Nick Badgerow, Esq.
Kansas #9138
Scott J. Goldstein, Esq.
Kansas Federal District Court #70505
Eric L. Johnson, Esq.
Kansas #20542
1000 Walnut Street, Suite 1400
Kansas City, MO 64106
Telephone: (816) 474-8100
Facsimile: (816) 474-3216

and

BRYAN CAVE LLP

By:	/s/ Mark G. Stingley
Mark G. Stingley, Esq.
Kansas Federal District Court #70083
Laurence M. Frazen, Esq.
Kansas Federal District Court # 70114
One Kansas City Place
1200 Main Street, Suite 3500
Kansas City, Missouri 64105
Telephone: (816) 391-7649

ATTORNEYS FOR PLAINTIFF

KUTAK ROCK LLP

By:	/s/ John M. McFarland
John M. McFarland, Esq.
Kansas Federal District Court #13701
Scott E. Harvison, Esq.
Kansas Federal District Court # 21381
Erin R. McClernon, Esq.
Kansas Federal District Court # 21966
1010 Grand Blvd, Suite 500
Kansas City, Missouri 64106-2220
Telephone: (816) 960-0090
Facsimile: (816) 960-0041

ATTORNEYS FOR DEFENDANTS

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